EXHIBIT 23

Exhibit 23 included in the Exhibit Index and attached herein restates the Consent of Independent Registered Public Accounting Firm filed with our Annual Report on Form 10-K for the year ended December 31, 2006 to correct an incorrect Form S-3 registration number.

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VASCO Data Security International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-62829), Form S-3 (333-108793), and on Form S-1 (333-124458) of VASCO Data Security International, Inc. and subsidiaries of our reports dated March 15, 2007, with respect to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in the December 31, 2006 annual report on Form 10-K of VASCO Data Security International, Inc.

Our report on the consolidated financial statements refers to the company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, modifying share-based compensation in 2006.

/s/ KPMG LLP

Chicago, Illinois

August 8, 2007